Exhibit 10.4

May 19, 2008

Edward C. Albini

[Address]

Re:	Retention Bonus

Dear Ed:

Novacea, Inc. (the “Company”) agrees to make a retention payment to you (a “Retention Bonus”) in an amount equal to 6 months of your base salary. The payment of your Retention Bonus will be made upon the completion of a Transaction by the Company, subject to your continued employment by the Company through that date. A Transaction is defined as a transaction that has the effect of the Company becoming reengaged in operating activities (either through a merger, acquisition or the in-licensing of a new compound, and/or the reintroducing of Asentar or AQ4N into active clinical development) or the Company being liquidated. In addition, if you are terminated by the Company without cause prior to a Transaction but on or after the date the Company enters into a definitive agreement that contemplates a merger, acquisition or liquidation, the Company agrees to pay to you the Retention Bonus within 30 days of your termination.

Thank you for all of your contributions to Novacea.

Best regards,

/s/ John P. Walker
John P. Walker
Chief Executive Officer
Novacea, Inc.

By signing below, I acknowledge receipt of this letter and agree to its terms and conditions.

/s/ Edward C. Albini	5/19/08
Edward C. Albini	Date